AZZ Inc. Reports Financial Results for the
First Quarter of Fiscal Year 2018

Second Quarter Fiscal 2018 Earnings per share of $0.32 on Revenue of $190.4 Million

Second Quarter Fiscal 2018 bookings of $190 Million, resulting in a Backlog of $331 Million

Fiscal 2018 Guidance: EPS of $1.80 to $2.30; and Annual Revenue of $825 Million to $885 Million

October 3, 2017 - FORT WORTH, TX - AZZ Inc. (NYSE:AZZ), a global provider of metal coating services, welding solutions, specialty electrical equipment and highly engineered services, today announced financial results for the three month period ended August 31, 2017.

Management Discussion

Tom Ferguson, president and chief executive officer of AZZ Inc., commented, “The second quarter fiscal 2018 financial performance reflected the challenges of the current markets conditions. The Westinghouse bankruptcy has proven to be more disruptive to some of our Energy business units, and was compounded by the closure of the VC Summer Nuclear Project. Given these headwinds, our business units were unable to mitigate the impact of these unexpected events, resulting in lower than expected margins in our Electrical and Industrial platforms. Historically, the second quarter is a slower period for our Industrial platform, but operational performance was further impacted by the delay of a couple of large projects that moved into the first half of fiscal 2019. Finally, Hurricane Harvey caused us to shut down three galvanizing facilities as well as our industrial lighting business during the quarter. Despite these challenges, AZZ has a track record of long-term success and we fully expect to continue on that trend for years to come.”

Mr. Ferguson continued, “Our Energy Segment, experienced operational and market issues that impacted margins, including lower than expected utility spending in Saudi Arabia. We have taken the appropriate realignment actions that included a change in leadership with the appointment of a very seasoned and successful executive, Ken Lavelle, as president of the Electrical platform. Mr. Lavelle has moved quickly to strengthen the Electrical leadership team, restructure the sales effort, and increase emphasis on operational excellence and customer satisfaction. We are already seeing important signs of improvement, but acknowledge it will be early fiscal 2019 before we see this platform return to normal margins. As we noted in the guidance update announcement last week, the weak refinery turnaround activity is anticipated for the balance of this fiscal year due to the impact of hurricanes which resulted in lowering our expectations for our Industrial platform. The Specialty Welding business was restructured during the quarter to better align its cost structure with the available work for the balance of this year. As part of the realignment, we invested in the selling organization to help drive WSI’s unique value proposition and improve the outlook for fiscal 2019.”

Mr. Ferguson concluded, “Despite the current market conditions, we are cautiously optimistic that our Metal Coatings Segment is gaining traction on its organic growth initiatives and will be able to leverage the recent acquisition of Enhanced Powder Coatings, Ltd., in addition to the opening of a new powder coating facility in Crowley, Texas. We remain committed to delivering on the investments we have made for organic growth, driving operational efficiencies more aggressively, and maintaining an active M&A program to support our strategic growth initiatives. We are gaining confidence in our outlook for fiscal 2019 as we see improving market activity in infrastructure spending, solar energy and refinery turnaround activity. Additionally, we should experience improved operational performance with our realigned sales team along with our recent acquisition of Powergrid Solutions, Inc. As announced last week, we adjusted our fiscal year 2018 guidance with earnings per share to be in the range of $1.80 to $2.30 per diluted share and annual sales to be in the range of $825 million to $885 million.”

Second Quarter Results

Revenues for the second quarter of fiscal 2018 were $190.4 million compared to $195.0 million for the same quarter last year, a decrease of 2.4%. Net income for the second quarter decreased 16.9% to $8.3 million, or $0.32 per diluted share, compared to net income of $10.0 million, or $0.38 per diluted share, for the second quarter of fiscal 2017.

Gross margins for the quarter were 21.8% compared to 21.5% in the second quarter of fiscal 2017. SG&A costs were down 2.2% versus the second quarter of fiscal 2017 primarily on charges taken for realignment in the second quarter last year. Additionally, the effective tax rate rose to more normalized level of 26.9% in the current quarter compared to 10.4% in the second quarter of the prior year, primarily on issues related to the realignment taken in fiscal year 2017.

Incoming orders for the quarter were $189.9 million while shipments for the quarter totaled $190.4 million, resulting in a book to ship ratio of 1.00. In the second quarter a year earlier, incoming orders were $193.7 million, resulting in a book to ship ratio of 0.99. Our backlog at the end of the second quarter of fiscal 2018 decreased 6.1% to $331.2 million compared to backlog at the end of the prior year second quarter of $352.8 million and was consistent compared to first quarter fiscal 2018 of 331.6 million. Approximately 42% of the backlog is expected to be delivered outside the U.S., compared to 27% in the second quarter of fiscal 2017.

Metal Coatings Segment

Revenues for the Metal Coatings Segment for the second quarter were $99.0 million, an increase of 1.6%, compared to the $97.4 million in the same period last year. Operating income increased 55.7% to $23.4 million compared to $15.0 million in the prior period, as result of the $7.3 million in charges taken by the segment in the second quarter of fiscal 2017. As a result, operating margins for the second quarter increased to 23.6%, compared to 15.4% in the same period last year.

Energy Segment

Revenues for the Energy Segment for the second quarter of fiscal 2018 were $91.4 million as compared to $97.6 million for the same quarter last year, a decrease of 6.4%. Operating income for the segment fell to $0.0 million compared to $8.2 million in the same period last year. Operating margins for the second quarter fell to 0.0% as compared to 8.4% in the prior year period. This was a direct result of product mix from lower revenues and higher operating costs in certain operations.

Conference Call

AZZ Inc. will conduct a conference call to discuss financial results for the second quarter of fiscal year 2018 at 11:00 A.M. ET on Tuesday, October 3, 2017. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). The call will be webcast via the Internet at http://www.azz.com/investor-relations. A replay of the call will be available for three days at (877) 344-7529 or

(412) 317-0088 (international), confirmation #10112385, or for 30 days at http://www.azz.com/investor-relations.

About AZZ Inc.

AZZ Inc. is a global provider of metal coating services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Metal Coatings is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2017 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Robert Blum or Joe Diaz
Internet: www.lythampartners.com

---Financial tables on the following page---

AZZ Inc.
Condensed Consolidated Statement of Income
(in thousands, except per share data)

	Three Months Ended August 31,		Six Months Ended August 31,
	2017	2016	2017	2016
	(unaudited)

Net sales	$190,407	$195,045	$398,958	$437,712
Costs of sales	148,938	153,159	308,223	332,499
Gross margin	41,469	41,886	90,735	105,213

Selling, general and administrative	26,413	26,997	53,772	55,816
Operating income	15,056	14,889	36,963	49,397

Interest expense	3,400	3,580	6,760	7,505
Net loss on sale property, plant and equipment and insurance proceeds	654	192	554	82
Other income, net	(394)	(68)	(479)	(190)
Income before income taxes	11,396	11,185	30,128	42,000
Income tax expense	3,067	1,162	8,559	10,914
Net income	$8,329	$10,023	$21,569	$31,086
Earnings per common share
Basic	$0.32	$0.39	$0.83	$1.20
Diluted	$0.32	$0.38	$0.83	$1.19
Diluted average shares outstanding	26,036	26,119	26,065	26,081

Segment Reporting
(in thousands)

	Three Months Ended August 31,		Six Months Ended August 31,
	2017	2016	2017	2016
	(unaudited)

Net sales:
Energy	$91,377	$97,601	$207,850	$235,703
Metal Coatings	99,030	97,444	191,108	202,009
	$190,407	$195,045	$398,958	$437,712

Segment operating income :
Energy	$32	$8,195	$8,627	$26,948
Metal Coatings	23,409	15,032	44,651	39,334
Corporate	(8,385)	(8,338)	(16,315)	(16,885)
Total segment operating income	$15,056	$14,889	$36,963	$49,397

Condensed Consolidated Balance Sheet
(in thousands)

	August 31, 2017	February 28, 2017
	(unaudited)

Assets:
Current assets	$325,007	$296,537
Net property, plant and equipment	230,314	228,610
Other assets, net	456,080	452,692
Total assets	$1,011,401	$977,839

Liabilities and shareholders’ equity:
Current liabilities	$126,273	$141,850
Long term debt due after one year, net	287,522	254,800
Other liabilities	52,293	51,550
Shareholders’ equity	545,313	529,639
Total liabilities and shareholders’ equity	$1,011,401	$977,839

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended August 31,
	2017	2018
	(unaudited)

Net cash provided by operating activities	$2,785	$50,028
Net cash used in investing activities	(26,709)	(42,119)
Net cash provided by (used in) financing activities	15,966	(32,292)
Effect of exchange rate changes on cash	205	106
Net decrease in cash and cash equivalents	$(7,753)	$(24,277)
Cash and cash equivalents at beginning of period	11,302	40,191
Cash and cash equivalents at end of period	$3,549	$15,914

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